Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

KAYA HOLDINGS, INC.

Pursuant to the requirements of Section 242 of the Delaware General Corporation Law, the undersigned, Craig Frank, hereby certifies that he is the duly elected and acting President of KAYA HOLDINGS, INC., a Delaware corporation (the “Corporation”), and does hereby make, adopt and file this Certificate of Amendment to Certificate of Incorporation on behalf of the Corporation:

1.                  By the written consent of all the members of the Board of Directors of the Corporation and the holders of capital stock having a majority of the issued and outstanding voting rights of the Corporation dated August 26, 2020, the Corporation adopted resolutions approving the amendment set forth below.

2.                  Article IV of the Corporation's Certificate of Incorporation is hereby amended by adding the following language:

“Each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation will be subject to a 1-for-15 reverse stock split, with all fractional shares being rounded up to the nearest whole share. The par value of the shares of common stock will remain $0.0001. The reverse stock split (a) will not change the number of authorized shares of common stock or preferred stock; and (b) shall become effective upon receipt of FINRA approval of the corporate action.”

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has signed this Certificate of Amendment to the Certificate of Incorporation this 9th day of December, 2020.

KAYA HOLDINGS, INC.

By:	/s/ Craig Frank
Craig Frank, President